PROMISSORY NOTE

$15,300.00

Tallahassee, Florida
November 2, 2009

For value received, the undersigned Maker promises to pay to the order of BRUCE HARMON, the sum of $15,300.00 and to pay interest on the total amount of principal remaining from time to time unpaid at the rate of twelve percent (12%) per annum, from the date hereof until maturity, said principal and interest to be paid as follows:

> Payments of interest on the unpaid principal balance shall be due monthly commencing on the 1st of December, 2009, and thereafter on the 1st day of each month. The full balance of principal and any accrued and unpaid interest shall be due and payable in two months from the date of this note.

Principal and interest shall be payable in lawful money of the United States of America, at 428 SW 9th St., Cape Coral, Florida 33991, or at such other place as the holder shall designate in writing.

The Maker waives demand, protest, notice of maturity, and any and all other legally implied prerequisites to the enforcement of this Note.

The Maker further agrees to pay all costs of collection, including, but not limited to, attorneys' fees (through appeal) on the Maker's failure to pay the principal balance hereof or any payment of principal or interest as may become due, whether or not suit is brought.

In the event that any installment of principal or interest is not paid within ten (10) days of its due date, as specified herein, then all remaining unpaid principal shall become immediately due and payable, at the option of the holder.

The terms hereof shall be construed and enforced in accordance with the laws of the State of Florida.

Reference is made to Loan Agreement executed simultaneously by Maker and Holder for further covenants and remedies.

eLayaway, Inc.

By: ______________________

Doug Salie

As Its: CEO